Exhibit 99.1

                 UNOVA Changes Name to Intermec Inc.;
                Trading Under New NYSE Ticker Symbol IN

    EVERETT, Wash.--(BUSINESS WIRE)--Jan. 3, 2006--Intermec Inc. (NYSE:IN), a leader in RFID, mobile computing and data collection systems, has completed its name change from UNOVA Inc. Beginning today, the company's stock trades on the New York Stock Exchange under the ticker symbol IN, rather than UNA.
    The name change reflects the company's transformation over the last eight years from a manufacturing systems and technology company focused primarily in the automotive and aerospace industries, to a global leader in mobile computing and automated data collection technology. The name change incorporates the company's Intermec brand, which is known worldwide for providing services and products customers in many industries use to improve productivity, quality and responsiveness of business operations, and profitability.
    The company, with 2,700 employees worldwide, has operations in more than 70 countries.

    About Intermec Inc.

    Intermec Inc. (NYSE:IN) is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag(R) RFID (radio frequency identification), mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.intermec.com.

    CONTACT: Intermec Inc.
             Kevin P. McCarty, 425-265-2472
             (Director of Investor Relations)
             kevin.mccarty@intermec.com